Exhibit 99.1

Financial Institutions, Inc. Announces Sale of the Assets of

SDN Insurance Agency to NFP

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$27.0 million all cash transaction, representing ~4.0x 2023 insurance income, supports Financial Institutions, Inc.’s earnings and capital position and allows for reinvestment to support its core banking franchise
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Transaction eliminates $11.3 million of goodwill and other intangible assets and has 43 basis point positive impact on pro forma year-end 2023 common equity tier 1 capital ratio

WARSAW, N.Y., April 1, 2024 – Financial Institutions, Inc. (NASDAQ: FISI) (the "Company," "we" or "us"), a diversified financial services company and parent company of Five Star Bank (the “Bank”) and Courier Capital, LLC (“Courier Capital”), today announced and closed the sale of the assets of its wholly-owned subsidiary SDN Insurance Agency, LLC (“SDN”) to NFP Property & Casualty Services, Inc. (“NFP”), a subsidiary of NFP Corp. and leading property and casualty broker and benefits consultant. As part of the transaction, the SDN team joins NFP, including President William E. Gallagher.

“In the nearly 10 years since we entered the insurance space, it has proven to be a valuable line of business that supported revenue diversification. This transaction allows us to capture strong value premium in this business at an important time, strengthen our capital position and support our continued focus on driving earnings in our core banking business,” said Martin K. Birmingham, President and Chief Executive Officer of the Company and the Bank. “Since 2014, we enhanced SDN’s capabilities and scale through two additional in-market acquisitions and as a result, it has grown into a leading insurance agency in our Western New York market with national reach. We are extremely confident in NFP as the right company to steward SDN’s continued growth for the benefit of its employees and our shared customers.”

Established in 1999, NFP’s more than 8,000 colleagues in the US, Canada, UK and Ireland serve a diversity of clients, industries and communities through its global capabilities, specialized expertise and customized solutions across property and casualty insurance, benefits, and more.

SDN is a full-service insurance agency serving business and personal insurance customers. In addition to traditional business insurance policies, its team has grown in recent years to specialize in the areas of property and casualty coverage, surety bonding and employee benefits.

“In its 100-year history, SDN has established itself as a well-respected partner to commercial and personal insurance customers throughout Western New York,” said Mr. Gallagher. “We are excited to partner with NFP’s global network of insurance and employee benefits professionals and benefit from its robust and sophisticated solutions. We also look forward to continuing to partner with Five Star Bank, which we have found to be an exceptional and supportive partner in our decade of shared history.”

Piper Sandler & Co. acted as exclusive financial advisor and Luse Gorman, PC acted as legal counsel to Financial Institutions, Inc. Davis+Gilbert LLP acted as legal counsel to NFP Corp.

Additional details on the transaction are available in the Form 8-K filed by the Company on April 1, 2024, with the Securities and Exchange Commission, and in an accompanying investor presentation, which includes non-GAAP reconciliations, published on its investor relations website, www.FISI-Investors.com.

About Financial Institutions, Inc.
Financial Institutions, Inc. (NASDAQ: FISI) is an innovative financial holding company with approximately $6.2 billion in assets as of December 31, 2023, offering banking and wealth management products and services. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through banking locations spanning Western and Central New York and a commercial loan production office serving the Mid-Atlantic region. Courier Capital, LLC offers customized investment management, financial planning and consulting services to individuals and families, businesses, institutions, non-profits and retirement plans. Learn more at Five-StarBank.com and FISI-Investors.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning the proposed transaction and the Company’s business plans and prospects. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of the Company or the effects of the proposed transaction to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures among financial services companies, interest rate trends, general economic conditions, deposit flows and the cost of funds, demand for loan products, changes in legislation or regulatory requirements, our effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. Certain risks and uncertainties are more fully described in the Company’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise, except as may be required by applicable law or regulation.

For additional information contact:

Kate Croft

Director of Investor and External Relations

(716) 817-5159

klcroft@five-starbank.com